EXHIBIT 12.1

COCA-COLA BOTTLING CO. CONSOLIDATED

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

Ratio of Earnings to Fixed Charges
                                                          FISCAL YEAR ENDED (1)
                                     -------------------------------------------------------
                                          1998          1997      1996      1995     1994

Income (loss) before income taxes      $ 23,245      $ 24,270  $ 25,699  $ 25,221 $ 24,386

Fixed Charges:
         Interest expense                39,947        37,479    30,379    33,091   31,385
         Interest inherent in
         rental expense (2)               7,226         5,120    10,565     9,654    8,413
         Piedmont fixed
         charges (3)                      7,771         7,219     6,717     6,230    5,388
                                      ----------    ---------------------------------------
         Fixed charges,
         as Defined                      54,944        49,818    47,661    48,975   45,185

Earnings, as Defined                   $ 78,189      $ 74,088  $ 73,360  $ 74,196 $ 69,571

RATIO OF EARNINGS TO FIXED CHARGES         1.42          1.49      1.54      1.51     1.54
                                      ==========    =======================================

EXCESS (DEFICIENCY) OF EARNINGS
AS DEFINED, TO FIXED CHARGES           $ 23,245      $ 24,270  $ 25,699  $ 25,221 $ 24,386
                                      ==========    =======================================
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(1) The Company's fiscal year ends on the Sunday nearest December 31st.

(2) The Company imputes the interest inherent in rental expense based on estimates of the cost of debt having a term to maturity substantially the same as the rental period. In estimates made prior to 1997, the Company based this estimate on the cost of debt having a term substantially longer than the rental period. This factor, in combination with generally falling interest rates since 1993, resulted in lower imputed interest inherent in rental expense beginning in 1997.

(3) Fixed charges for the Company's fifty percent (50%) owned affiliate, Piedmont Coca-Cola Bottling Partnership, are calculated as follows:


         Interest expense              $ 13,402      $ 12,704  $ 11,568  $ 11,294  $ 9,865
         Interest inherent in
         rental expense                   2,140         1,733     1,867     1,167      910
                                      ----------    ---------------------------------------
         Subtotal                        15,542        14,437    13,435    12,461   10,775
         Proprotionate share              50.0%         50.0%     50.0%     50.0%    50.0%
         Applicable                    $  7,771      $  7,219  $  6,717  $  6,230  $ 5,388
                                      ==========    =======================================
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